Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

Hour Loop, Inc.

Under Section 242 of the Delaware General Corporation Law

Hour Loop, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Hour Loop, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 7, 2021 (the “Certificate”).

SECOND: The Certificate is hereby amended by adding the following as a new Section 4(i) to the Certificate immediately following Section 4(h) of the Certificate, and providing as follows:

(h) Reverse Split. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each share of the Common Stock issued and outstanding at the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be subdivided and reclassified such that each one (1) share of the Common Stock issued and outstanding as of the Effective Time shall become zero point seven five (0.75) shares of the Common Stock, with any resulting fractional shares of Common Stock being rounded up to the nearest whole share of Common Stock (the “Reverse Split”). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified as a result of the Reverse Split. The number of authorized shares of Common Stock, and the par value per share of Common Stock, shall not be affected by the Reverse Split.

THIRD: The remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and shall not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on November 29, 2021, after first having been declared advisable by the Board of Directors of the Corporation on November 29, 2021, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The forgoing amendment shall be effective on December 3, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 30th day of November, 2021.

By:	/s/ Sam Lai
Name:	Sam Lai
Title:	Chief Executive Officer

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